Exhibit 5.1

February 3, 2015

Recro Pharma, Inc.

490 Lapp Road

Malvern, PA 19355

Re: Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Recro Pharma, Inc., a Pennsylvania corporation (the “Company”), and are rendering this opinion in connection with the filing on this date of a Registration Statement on Form S-1 (the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the offering of up to 2,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), reserved for issuance pursuant to a common stock purchase agreement dated February 2, 2015 (the “Purchase Agreement”), between the Company and Aspire Capital Fund, LLC (“Aspire”).

We have examined the following documents: (a) the Second Amended and Restated Articles of Incorporation of the Company; (b) the Third Amended and Restated Bylaws of the Company; (c) the Purchase Agreement; and (d) the Registration Statement. We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinion hereinafter set forth.

We have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies, and the completeness of all documents reviewed by us. In rendering the opinion set forth below, we have relied as to factual matters upon certificates, statements and representations of, and other information obtained from, the Company, its officers and representatives, public officials and other sources believed by us to be responsible.

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On the basis of the foregoing, and subject to the qualifications, assumptions, and limitations set forth herein, we are of the opinion that (i) the 96,463 shares that have already been issued to Aspire pursuant to the Purchase Agreement are validly issued, fully paid and non-assessable and (ii) the 2,403,537 shares, when sold and issued by the Company to Aspire in accordance with the terms of the Purchase Agreement, including receipt of the consideration therefore, will be validly issued, fully paid and non-assessable.

This opinion is limited to the present laws of the Commonwealth of Pennsylvania and the present federal law of the United States of America. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules and regulations or requirements of any county, municipality or subdivision or other local authority of any jurisdiction.

We hereby consent to the sole use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ballard Sphar LLP

BALLARD SPAHR LLP

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